10F-3 REPORT

           SMITH BARNEY INVESTMENT FUNDS INC.
           SMITH BARNEY SMALL CAP VALUE FUND

      September 1, 2000 through November 30, 2000

                Trade                                     % of
Issuer          Date       Selling Dealer  Shares  Price  Issue(1)

AeroGen, Inc.   11/10/00   Chase H & Q     36,000  12.00  0.13%A

(1) Represents purchases by all affiliated funds; may not exceed
    25% of the principal amount of the offering.

A - Includes purchases of $18,000 by other SB Mutual Funds.